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                                                                   EXHIBIT 10.33

                        SEPARATION AGREEMENT AND RELEASE

      This Separation Agreement and Release is between MARK W. DUFFEY, a resident of Harris County, Texas (the "Employee"), and CARRIAGE SERVICES, INC., a Delaware corporation (the "Company").

      The Employee and the Company agree as follows:

      1. The Employee's full-time employment with the Company and/or one or more of its subsidiaries (the Company, together with its subsidiaries, being hereafter collectively referred to as "Carriage") will terminate effective as of December 31, 2000 (the "Transition Date") by the voluntary resignation of the Employee. The Employee shall be entitled to receive all base compensation, benefits and accrued vacation through the Transition Date.

      2. Simultaneously with the parties' execution of this Agreement, the Employee shall tender his resignation, effective as of the Transition Date, as a member of the Board of Directors and as President of, together with any and all other positions he may hold with, the Company. He shall also tender his resignation as director and officer of or any other capacity with all other Carriage entities of which he may serve in any such capacity. Notwithstanding the foregoing, the Employee shall not resign as officer or director of Carriage Life Events, Inc., a Delaware corporation ("Carriage Life Events"), which the Employee acknowledges is 100% owned by the Company and as to which the Employee shall have no contractual rights except for those specifically mentioned herein and in the exhibits attached hereto.

      3. This Agreement and the exhibits hereto collectively supersede and extinguish the Executive Employment Agreement between the parties dated November 8, 1999 ("Prior Employment Agreement"), as well as any other employment agreement and/or bonus or incentive compensation plan or arrangement, if any, entered into between the Employee and Carriage. Employee shall cease to be eligible to participate in any of Carriage's employee benefit plans as of the Transition Date except as otherwise expressly provided in this Agreement or the exhibits hereto. Without limiting the generality of the foregoing, the Employee shall thereupon cease to be eligible to participate in the Carriage Services 401(k) Plan, but (i) the Company shall direct the plan administrator to cause the Employee to be 100% vested in such Plan, if he is not already, and (ii) the Company shall coordinate with the Employee and the plan administrator to permit the Employee to roll-over his benefits in such plan to a new plan or individual retirement account of the Employee's choice, as provided by applicable law.

      4. Simultaneously with the execution and delivery of this Agreement, the Company and the Employee have executed and delivered to one another (i) a Consulting Agreement of even date herewith, substantially in the form of Exhibit A hereto, which shall become effective as of January 1, 2001, respecting the Employee's continued status with the Company as a consultant on an independent contractor basis (the "Consulting Agreement"), and (ii) a Exclusive Development

Agreement of even date herewith, substantially in the form of Exhibit B hereto, which shall become effective as of January 1, 2001, respecting Employee's participation in the E-Commerce Venture (as hereafter defined) (the "Exclusive Development Agreement"). The parties understand that the Consulting Agreement and the Exclusive Development Agreement shall not become binding until this Agreement has become final and binding on the parties and the Company shall have received the Non-Revocation Statement referred to in Section 16 below, and in the event that the Employee revokes this Agreement pursuant to Section 16 hereof, the Consulting Agreement and the Exclusive Development Agreement shall each thereupon become void ab initio as if never entered into.

      5. In lieu of any performance bonus for the year 2000, the Company shall pay the Employee a bonus under the circumstances described in this Section 5 (in addition to any bonus that might be earned in accordance with the Consulting Agreement). If (but only if) the E-Commerce Venture (as hereafter defined) receives on or before June 30, 2001 a Cash Equity Infusion (as hereafter defined) of at least $10,000,000, then the Company shall either (i) assign to the Employee an amount equal to ten percent (10%) of the Company's equity ownership interest in the E- Commerce Venture, after giving effect to the transactions which have resulted in the Cash Equity Infusion triggering the bonus payment under this Section 5, or (ii) pay to the Employee an amount in cash, less applicable withholdings, equal to the value of such 10% of the Company's equity ownership interest. Such election shall be at the Company's sole and absolute discretion. If payment is made pursuant to clause (i) above, the Employee shall either pay the amount of his withholding obligation associated therewith in cash to the Company, or else the Company shall withhold an appropriate portion of such equity interest sufficient to pay for such withholding obligation. In determining the value of the Company's equity ownership interest in the E-Commerce Venture for purposes of clause (ii) above, the same valuations shall be used as applied in the Cash Equity Infusion, with appropriate consideration given to any preferential rights or other differences between the new investors and the Company. The parties acknowledge that the Company is currently the 100% owner of the E-Commerce Venture, and it is understood that the terms and conditions under which the Company will agree to any transaction involving a Cash Equity Infusion, including any dilution which the Company will suffer as a result thereof, will be at the Company's sole and absolute discretion, and the Company will have no liability or responsibility to the Employee if the Company declines to permit such a transaction to occur. For purposes of this Agreement:

            "E-Commerce Venture" means one or more business ventures, in whatever form (whether corporation, limited liability company, general or limited partnership, joint venture, business trust or otherwise), in which the Company or its affiliates or their successors and assigns has a financial interest, if such venture is primarily engaged in acting as a portal, or distribution channel, primarily (but not exclusively) through electronic means (such as via the Internet), for consumers to plan, finance and/or fulfill major life events and celebrations, which may include but will not necessarily be limited to death care and memorialization. An E-Commerce Venture specifically excludes a business or firm that is engaged in the traditional delivery of funeral or cemetery services. The parties acknowledge that the Company has heretofore engaged Electronic Data Systems Corporation to provide certain services toward the development of such a venture, in connection with which certain intellectual property rights have been created (including but not limited to certain confidential business plans), all of which are the exclusive property of the Company, and any


                                      -2-
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      business venture which arises from such intellectual property rights and concepts is specifically intended to be encompassed with the definition of "E-Commerce Venture." In addition, the parties acknowledge that Carriage Life Events has been formed for the specific purpose of developing such rights and concepts and that it constitutes an E-Commerce Venture for purposes hereof. On the other hand, neither Lifetime Reflections nor Legacy Management Partners shall be deemed E-Commerce Ventures. The parties acknowledge that the idea or concept of rating businesses or firms (other than in the death care industry) according to quality or other criteria is not intellectual property of Carriage for purposes hereof.

            "Cash Equity Infusion" means funds provided by one or more investors in exchange for the issuance to such investors of equity interests in the E-Commerce Venture. Such funds shall constitute part of the Cash Equity Infusion if they are advanced for, or in connection with, the E-Commerce Venture's issuance of common stock, convertible preferred stock, or options or warrants convertible or exercisable into such common or convertible preferred stock. By way of example only, Cash Equity Infusion will include funds advanced through subordinated notes issued in conjunction with warrants to purchase common stock. The amount of the Cash Equity Infusion shall include the net cash proceeds actually received by the E-Commerce Venture, after deducting all commissions, fees and expenses (including legal and accounting fees) associated with the transaction in which the Cash Equity Infusion is made. The term "Cash Equity Infusion" specifically excludes services rendered or to be rendered in exchange for an equity interest in the E-Commerce Venture.

      6. Provided the Employee does not revoke this Agreement as provided in
Section 16 hereof, the Company shall pay the Employee the payments hereafter described in paragraphs (a) and (b) of this Section 6, less applicable withholdings, grant the Employee the options described in paragraph (c) of this
Section 6, and provide to the Employee and his eligible dependents the benefits described in paragraph (d) of this Section 6 (collectively, the "Severance Payments"). Payment and provision of the Severance Payments, as well as all other obligations of the Company described in this Agreement and the exhibits hereto, shall in all respects be subject to the Company's receipt from the Employee of a properly completed and signed Non-Revocation Statement in the form attached as Exhibit C hereto (the "Non-Revocation Statement"). The parties understand that the Company's obligations to pay and provide the Severance Payments, and the effectiveness of all of the other agreements of the parties described herein, shall not become effective until the Company's receipt of the properly completed and signed Non-Revocation Statement, and in the event that the Employee revokes this Agreement pursuant to Section 16 hereof, all such agreements shall thereupon become void ab initio as if never entered into.

            (a) The Company shall pay the Employee the sum of $783,500, in installments ("Fixed Severance Payments"), as hereafter provided in this paragraph (a).

                  (i) The first installment shall be in the amount of $200,000 and shall be due on or before three business days following the Company's receipt of the Non- Revocation Statement.


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                  (ii) The next six installments shall be payable monthly, each in the amount of $15,666.67, and shall be due on or before the last day of January through June 2001.

                  (iii) The final thirty (30) installments shall also be payable monthly, each in the amount of $16,316.67, and shall be due on or before the last day of July 2001 through December 2003.

                  (iv) Notwithstanding the foregoing, if while any Fixed
            Severance Payments remain due and payable by the Company, the Employee sells all or any portion of the equity ownership interests owned by him or his affiliates in the E- Commerce Venture (as defined in Section 5 above), then the Net Sale Proceeds (as hereafter defined) from such transaction shall be deducted from all Fixed Severance Payments which become due after the date on consummation of such sale. For purposes of the foregoing, an affiliate of the Employee includes (i) the Employee's spouse and minor children, (ii) any trust (whether revocable or irrevocable) in which a majority in interest of the beneficiaries include one or more of the Employee, his spouse and his minor children, (iii) any corporation, general or limited partnership or other business entity that either (A) is controlled by the Employee or (B) a majority of the voting securities of which are owned directly or indirectly by the Employee, his spouse or his minor children, or (iv) any executor or custodian for the estate or person of the Employee. "Net Sale Proceeds" means the amount of all consideration received in the transaction, including the amount of all cash or cash equivalents, face amount of notes or deferred consideration, market value of marketable securities and fair market value of any other property received, and includes consideration allocated to no-compete covenants but excludes any amount allocated for bona fide services rendered or to be rendered.

                  (v) The Company, at its option and in its sole discretion, may elect at any time to prepay all or any portion of any remaining Fixed Severance Payments due under this Section 6(a). In such event, such remaining Fixed Severance Payments shall be discounted to present value based upon a discount rate of eight percent (8%) per annum, compounded monthly. To exercise such option, the Company shall provide written notice to such effect to the Employee, together with tender of payment of the amount prepaid as discounted in accordance herewith.

            (b) In addition to Fixed Severance Payments, the Company shall pay the Employee the amount, if any, by which Employee's Earned Income (as hereafter defined) in any of the three calendar years commencing January 1, 2001 and ending December 31, 2003 ("Transition Years") is less than $150,000. The amounts payable by the Company under this paragraph (b) ("Stop-Gap Payments") shall initially be payable on a monthly basis, subject to reconciliation at the conclusion of each Transition Year. Such monthly Stop-Gap Payments shall be paid by the Company on or before the tenth day following the end of each month, with the first payment due by February 10, 2001. Initially, each monthly Stop-Gap payment shall be in the amount of $12,500. If Employee has any Earned Income in any

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      month, he shall so notify the Company at least five business days prior to the date fixed for payment (provided that, in the absence of bad faith, Employee's failure to timely so notify the Company shall not constitute a breach of this Agreement), and the monthly Stop-Gap Payment for that month will be reduced by the amount of such Earned Income. By no later than April 15 of the year after each Transition Year, Employee will furnish the Company with a true and correct copy of his federal income tax return for such Transition Year, and specifically including all Forms W-2, 1099 and other written documents relating to Earned Income received by Employee during such Transition Year. The Company will have the right to review the information furnished by Employee and conduct a reasonable inspection of his records, but only to the extent reasonably necessary to verify the amount of Earned Income received during the Transition Year. To the extent that the sum of Employee's Earned Income for the Transition Year plus the cumulative monthly Stop-Gap Payments paid in such Transition Year exceeds $150,000, Employee shall immediately pay to the Company the amount of the difference, up to (but not exceeding) the amount of such cumulative monthly Stop-Gap Payments. If such difference is not immediately paid, the Company shall be entitled to offset such difference against Fixed
      Severance Payments and Stop-Gap Payments under this paragraph (b). To the extent the sum of such Earned Income plus such cumulative monthly Stop-Gap Payments in a Transition Year is less than $150,000, the Company shall immediately pay the amount of the difference to the Employee. Notwithstanding the foregoing, if Employee's Earned Income in any Transition Year exceeds $150,000, then the amount of the excess shall be carried forward and included in Earned Income for subsequent Transition Years, it being the intention of the parties that the Company's maximum obligation hereunder over the three Transition Years shall not exceed $450,000 less the amount of Employee's total Earned Income over those three Transition Years. Payments under this paragraph (b) shall not be subject to offset for Net Sale Proceeds as described in paragraph (a) above. For purposes hereof, "Earned Income" includes the gross amount (before deduction for applicable withholdings) of all base compensation and bonuses (whether or not discretionary) for services rendered by the Employee, including salary and consulting fees, compensation for no-compete payments, and director's fees, from any and all sources (including but not limited to the E-Commerce Venture). Earned Income includes property received as compensation for services, but specifically excludes incentive stock options, non-statutory stock options and stock appreciation rights issued at a strike price equal to fair market value of the underlying security, and participation in employee stock purchase and other employee benefit plans. Consulting Fees for "Required Services" under the Consulting Agreement are excluded from Earned Income. The Company's obligation to make Fixed Severance Payments under paragraph (a) above shall survive Employee's death, but its obligation to pay Stop-Gap Payments under this paragraph (b) shall terminate upon Employee's death (subject to reconciliation through the date of death in accordance with the above provisions).

            (c) Effective as of December 29, 2000, while the Employee shall still be considered an employee of the Company, the Company shall cause to be issued to the Employee non-qualified options under the Company's 1995 Stock Incentive Plan to purchase up to 50,000 shares of the Company's Class A Common Stock, $.01 par value, at an exercise price of $2-7/8 per share, expiring ten years from the date of grant, and vesting 25% per year

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      during the first four years of the term of the options, all subject to the terms and conditions of such Plan and the Nonqualified Stock Option Agreement to be issued thereunder evidencing such options. There shall be no conditions to the vesting of such options other than the passage of time, subject to termination of unvested options upon the Employee's death and the limited survival of vested options for exercise by his estate in the manner provided in such Plan; provided, however, that all unvested options shall become fully vested upon the occurrence of a "Change in Control" (as defined in such Plan).

            (d) For a period beginning January 1, 2001 and (subject to the remainder of this paragraph (d)) ending December 31, 2004, the Company shall cause the Employee and his eligible dependents to be included in Carriage's group medical benefits plan from time to time in effect and extended to Carriage's employees (or another plan providing substantially the same benefits), on substantially the same terms and conditions extended by Carriage to executive employees of the Company, until such time (if prior to December 31, 2004) that the Employee becomes eligible to participate in any other similar plan which might become available to the Employee and his dependents.

            (e) The Company's obligation to pay the Severance Payments is subject to Employee's compliance with his covenants in this Agreement and with the absence of a discharge for Cause pursuant to the Consulting Agreement. In the event of a discharge for Cause under the Consulting Agreement, or Employee's material breach of this Agreement and his failure to cure such breach (if the same is capable of being cured) within 30 days after the Company's written notice of such breach, then the Company shall be entitled to suspend payment of Severance Payments and to offset its damages arising from any breach by Employee of this Agreement or the Consulting Agreement against such Severance Payments.

      7. In consideration for the Severance Payments, and for the further consideration of the other commitments made by the Company herein and in the exhibits hereto, the Employee hereby discharges and releases Carriage and Carriage's stockholders, directors, officers, employees, agents, successors and assigns (collectively, "Released Parties") from any claim, demand, and/or cause of action whatsoever, whether vicarious, derivative, or direct, presently known or unknown, whether sounding in contract, tort or otherwise, under common law or by statute or regulation, that is based upon facts arising prior to the date hereof with respect to any matter or action related to the Employee's employment with, termination from, and/or affiliation with Carriage, or in connection with any statements made or actions taken in connection with such employment relationship or its termination, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1964 (Title VII), as amended, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Security Act of 1974, the Americans With Disabilities Act of 1990, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act of 1988, the Texas Commission on Human Rights Act, the Texas Wage Payment Statute or the Texas Labor Code, all as amended and in effect on the date hereof, and all claims based on the existence of any contract; breach of any duty or covenant of good faith and fair dealing; slander; defamation; invasion of privacy; detrimental reliance; intentional or negligent infliction of emotional distress; duress; promissory estoppel; negligent misrepresentation; intentional

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misrepresentation or fraud; assault; battery; conspiracy; negligent hiring, retention, or supervision; any alleged act of harassment or intimidation or any other claim arising under employment-related statutes, laws, rules and regulations; provided that the Employee does not release Carriage from its obligations hereunder or in the exhibits hereto.

      8. In consideration for the releases and other commitments made by the Employee herein and in the exhibits hereto, the Company, for itself and on behalf of all Carriage entities, hereby discharges and releases the Employee and his heirs and assigns from any claim, demand, and/or cause of action whatsoever, whether vicarious, derivative, or direct, presently known or unknown, whether sounding in contract, tort or otherwise, under common law or by statute or regulation, that is based upon facts arising prior to the date hereof with respect to any matter or action related to the Employee's employment with, termination from, and/or affiliation with Carriage, or in connection with any statements made or actions taken in connection with such employment relationship or its termination; provided that the Company does not release the Employee from its obligations hereunder or in the exhibits hereto.

      9. This Agreement is not a suggestion of or an admission of any wrongdoing or liability on the part of any party. The Employee does not waive any rights or claims that may arise after the date hereof.

      10. The Employee agrees and covenants not to sue or participate in any suit, charge or proceeding of any kind against Carriage or any of the other Released Parties, based upon any claim, demand, and/or cause of action whatsoever, presently known or unknown, that is based upon facts arising prior to the date hereof with respect to any matter or action related to the Employee's employment, termination from, and/or affiliation with Carriage, or in connection with any statements made or actions taken in connection with such employment relationship or its termination.

      11. The parties shall issue, or have issued, a press release in the form attached as Exhibit D hereto. Provided the Employee does not revoke this Agreement, the parties agree not to make any public statements regarding the nature of the Employee's separation from the Company which are inconsistent with the statements set forth in such press release.

      12. This Agreement contains the entire agreement between the Employee and the Company and cannot be changed, modified, or amended without a written agreement signed by the Employee and the Company.

      13. This Agreement is made and shall be enforced pursuant to the laws of the State of Texas.

      14. Should any part of this Agreement be found to be void, that determination will not affect the remainder of the Agreement.


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      15. The offer made by the Company herein will expire at 12:01 a.m. on the forty-fifth day following the date of the offer made herein. The Employee may accept this offer at any time prior to the expiration by signing this Agreement.

      16. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence, economic or otherwise. The Employee acknowledges that he has read and fully understands the terms of this Agreement, has been advised to consult with an attorney before executing this Agreement, and the Severance Payments constitute recited in Section are in excess of that to which the Employee might otherwise be entitled to receive from the Company. The Employee represents that he has been given up to forty-five (45) days to consider the terms of the separation as described herein. Following the date of this Agreement, the Employee shall have a period of seven (7) days to revoke this Agreement by delivering to the Company, at its address shown opposite its signature below, a written notice revoking this Agreement and specifically referring to the right to do so under this Section 16. If the Employee desires not to so revoke, the Employee will deliver the Non-Revocation Notice after expiration of such seven-day period. Failure to deliver any notice within such seven-day period shall constitute a lapse of the Employee's right to revoke, but the Company's obligation to pay and provide the Severance Payments shall nonetheless remain subject to receipt from the Employee of the signed Non-Revocation Statement. If the Employee revokes this Agreement as aforesaid, the Employee shall forfeit all rights hereunder, including any right to receive the Severance Payments. In addition, in the event of such revocation (i) the Consulting Agreement and the Exclusive Development Agreement shall be rendered void ab initio as if never entered into, and (ii) the provisions of the Prior Employment Agreement (including Paragraph 6 - Restrictive Covenants) shall thereupon be reinstated.

Address:


                                    ____________________________________________
597 Piney Point Road                MARK W. DUFFEY
Houston, Texas  77024
                                    ____________________________________________
                                    Date


1900 St. James Place - 4th Floor    CARRIAGE SERVICES, INC.
Houston, Texas   77056


                                    By:_________________________________________
                                       Melvin C. Payne, Chief Executive Officer

                                    ____________________________________________
                                    Date


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Exhibits

A     -     Consulting Agreement
B     -     Exclusive Development Agreement
C     -     Non-Revocation Statement
D     -     Press Release


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                                                                       EXHIBIT C

                            NON-REVOCATION STATEMENT

      I, MARK W. DUFFEY, acknowledge that at least seven (7) days has expired since the execution of the Separation Agreement and Release between me and Carriage Services, Inc., a Delaware corporation, on the _____ day of ___________, 2000, and I knowingly and voluntarily elect not to revoke this Separation Agreement and Release.

      EXECUTED this ____ day of ______________________, 2000.


                                    ____________________________________________
                                    MARK W. DUFFEY